EXHIBIT 99.2


                                        American  Bingo  &  Gaming  Corp.
                                        1440  Charleston  Highway
                                        West  Columbia,  SC  29169
                                        (Nasdaq:  BNGO)






AT  THE  COMPANY               AT  THE  FINANCIAL  RELATIONS  BOARD
----------------               ------------------------------------
Daniel  W.  Deloney            General  Info:  Michael  Lawson
Chief  Executive  Officer      Analyst  Info:  Lynn  Sawyer-Landau
(803)796-7875                  Media  Info:    Marty  Gitlin
                                               (212)  661-8030


FOR  IMMEDIATE  RELEASE
-----------------------
JULY  6,  1999


              AMERICAN BINGO & GAMING CORP. APPOINTS JEFFREY MINCH
              ----------------------------------------------------
                              TO BOARD OF DIRECTORS
                              ---------------------


WEST COLUMBIA, SC, JULY 6, 1999 -American Bingo & Gaming Corp. (Nasdaq: BNGO) today announced the appointment of Jeffrey Minch to the Board of Directors. The Board now includes Chairman and Chief Executive Officer Daniel W. Deloney, Kenneth R. Adams and Mr. Minch.

Mr. Minch, 48, a private investor from Austin, Texas, is a major shareholder of the Company. He is the co-founder and former president of the Littlefield Real Estate Company, with offices in Austin, Houston, Dallas and San Antonio. From 1984 to 1997, Mr. Minch guided Littlefield's acquisition of over 90 commercial real estate properties, finally selling the Company in 1997 for $350 million. He is a graduate of the Virginia Military Institute where he was a distinguished graduate in civil engineering.

American Bingo & Gaming competes in the $16 billion non-casino gaming market and $7 billion U.S. charitable market, specializing in video gaming machines (VGMs) and charitable bingo. The Company's video gaming operations consist of more than 800 machines installed at various locations that form multiple gaming

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"routes"  which  crisscross South Carolina, and account for approximately 63% of revenue. The balance, or 37% of revenues, is earned from bingo centers in Texas, Alabama and South Carolina, and other operations.

                                      # # #

Except for historical information contained herein, certain matters set forth in this press release are forward looking statements that are subject to substantial risks and uncertainties, including government regulation and taxation, customer attendance and spending, competition, general economic conditions and other risks detailed in the Company's SEC reports.

    To receive American Bingo and Gaming Corp.'s latest news releases and other corporate documents via FAX AT NO COST, please dial 1-800-PRO-INFO.
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